ALEXANDER & BALDWIN HOLDINGS, INC.
STOCK OPTION ASSUMPTION AGREEMENT

STOCK OPTION ASSUMPTION AGREEMENT effective as of the 6th day of June 2012 by and between Alexander & Baldwin Holdings, Inc., a Hawaii corporation (“Holdings”), and ___________________ (“Optionee”).

WHEREAS, Optionee holds one or more outstanding options to purchase shares of the common stock of Alexander & Baldwin, Inc., a Hawaii corporation (“A&B”), which were granted to Optionee under one or more of the following equity incentive compensation plans of A&B (collectively the “A&B Plans”):

-           2007 Incentive Compensation Plan, as amended and restated;

-           1998 Stock Option/Stock Incentive Plan, as amended and restated; and

-           1998 Non-Employee Director Stock Option Plan, as amended.

WHEREAS, each of the outstanding options held by Optionee under one or more of the A&B Plans is more particularly identified in attached Schedule A.

WHEREAS, each of those options is evidenced by a Stock Option Agreement (the “Option Agreement”) issued to Optionee under one of the applicable A&B Plans.

WHEREAS, the corporate structure of A&B has been reorganized into a holding company structure pursuant to which A&B has merged with a wholly-owned subsidiary of Holdings (the “Merger”) and Holdings has thereupon become the parent holding company of A&B in accordance with the terms of the Agreement and Plan of Merger by and among Holdings, A&B and A&B Merger Corporation dated February 13, 2012 (the “Merger Agreement”).

WHEREAS, the provisions of the Merger Agreement require Holdings to assume, upon the consummation of the Merger and the creation of the holding company structure, the obligations of A&B under each outstanding option under the A&B Plans and to issue to the holder of each such option an agreement evidencing the assumption of that option.

WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the “Exchange Ratio”) in effect for the Merger is one share of Holdings common stock (“Holdings Common Stock”) for each outstanding share of A&B common stock (“A&B Common Stock”).

WHEREAS, the purpose of this Agreement is to evidence the assumption by Holdings of the options identified below that were outstanding at the time of the consummation of the Merger (the “Effective Time”) and to reflect certain adjustments to those options that will become necessary in connection with their assumption by Holdings in the Merger.

NOW, THEREFORE, it is hereby agreed as follows:

1. The number of shares of A&B Common Stock subject to each stock option held by Optionee  immediately prior to the Effective Time, the exercise price payable per share under that option, the grant date and expiration date of that option and the applicable Plan under which that option was granted are set forth in attached Schedule A. Holdings hereby assumes, as of the Effective Time, all the duties and obligations of A&B under each of the options identified in attached Schedule A (the “Assumed Options”), and each such Assumed Option is hereby converted into the right to purchase shares of Holdings Common Stock in accordance with the terms of that option, as adjusted pursuant to the provisions of this Agreement.  In connection with such assumption, the number of shares of Holdings Common Stock purchasable under each Assumed Option shall, in accordance with the Exchange Ratio, be equal to the same number of shares of A&B Common Stock currently subject to that option as specified in attached Schedule A, and the exercise price payable per share of Holdings Common Stock under each Assumed Option shall, in accordance with the Exchange Ratio, be equal to same exercise price per share in effect for that option as specified in attached Schedule A.  Accordingly, both the number of shares subject to each Assumed Option and the exercise price payable per share in effect for each Assumed Option immediately prior to the Effective Time shall remain the same immediately following the assumption of that option by Holdings pursuant to this Agreement, except that the shares of common stock purchasable under each Assumed Option shall be shares of Holdings Common Stock.

2. The provisions of Paragraph 1 are intended to ensure that the spread between the aggregate fair market value of the shares of Holdings Common Stock purchasable under each Assumed Option and the aggregate exercise price payable for those shares will, immediately after the consummation of the Merger, be equal to the spread that existed, immediately prior to the Merger, between the aggregate fair market value of the A&B Common Stock subject to the Assumed Option immediately prior to its assumption hereunder and the aggregate exercise price in effect at that time under the Option Agreement evidencing that option.  The provisions of Paragraph 1 are also intended to preserve on a per-share basis, immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the Assumed Option immediately prior to the Merger.

3. The following provisions shall govern each Assumed Option:

(a) Unless the context otherwise requires, all references in each Option Agreement and the applicable Plan (to the extent incorporated into such Option Agreement) shall be adjusted as follows: (i)  all references to the “Corporation” or to the “Company” shall now constitute references to Holdings, (ii) all references to “Stock,” “Common Stock,” “Option Shares” or “Optioned Shares” shall now constitute references to shares of Holdings Common  Stock, (iii) all references to the “Board” shall now constitute references to the Board of Directors of Holdings, (iv) all references to the “Committee” or “Compensation Committee” shall constitute references to the Compensation Committee of the Board of Directors of Holdings and (v) all references to “Subsidiary” shall also include any wholly-owned limited liability company within the applicable chain of subsidiaries that is a disregarded entity for U.S. federal income tax purposes.

(b) The grant date and the expiration date specified for each Assumed Option in attached Schedule A and all other provisions that govern either the exercise or the termination of the Assumed Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the applicable Plan and the Option Agreement shall accordingly govern and control Optionee’s rights under this Agreement to purchase shares of Holdings Common Stock under the Assumed Option.

(c) Each Assumed Option shall continue to vest and become exercisable in accordance with the same installment exercise/vesting schedule in effect for that option immediately prior to the Effective Time under the applicable Option Agreement (including the related Notice of Grant), and no acceleration of such exercise/vesting schedule shall occur by reason of the Merger or the assumption of that option by Holdings.

(d) For purposes of applying any and all provisions of the applicable Option Agreement and Plan for each Assumed Option that pertain to Optionee’s service, whether in the capacity of an employee, non-employee board member, consultant or independent advisor, as one or more of those particular capacities may be specified in those provisions, including (without limitation) all vesting requirements tied to Optionee’s continued service and the limited exercise period for the Assumed Option following Optionee’s cessation of such service, Optionee shall be deemed to continue in such service status for so long as Optionee renders services in one or more of the specified capacities to Holdings or any present or future majority or greater-owned Holdings subsidiary. However, should Holdings effect a distribution of all of the outstanding common stock of any wholly-owned subsidiary (the “Spun-off Subsidiary”) to the holders of the outstanding Holdings Common  Stock in a spin-off transaction, then those provisions of the Option Agreement and the applicable Plan as assumed or otherwise replaced by the Spun-off Subsidiary shall thereafter be applied so that Optionee shall be deemed to continue in service status for so long as Optionee performs services following such spin-off distribution in one or more of the specified capacities with the Spun-off Subsidiary (or any Parent (other than Holdings) or Subsidiary of the Spun-off Subsidiary), if Optionee’s employee or service relationship is with any of those entities immediately prior to the spin-off distribution. In addition, Optionee will be given appropriate service-vesting credit under each Option Agreement assumed or replaced by the Spun-off Subsidiary for his or her period of continuous service with Holdings or its subsidiaries in one or more of the specified capacities through the date of the spin-off distribution. However, should Optionee be a member of the Board of Directors of both Holdings and the Spun-off Subsidiary immediately prior to the spin-off distribution, then Optionee shall, for purposes of the foregoing provisions of this Paragraph 3(d), be deemed to be solely in the service of Holdings immediately prior to the spin-off distribution, unless Optionee is also serving as the lead independent director of the Spun-off Subsidiary’s Board of Directors immediately prior to the spin-off distribution, in which event Optionee shall be deemed hereunder to be solely in the service of the Spun-off Subsidiary immediately prior to the spin-off distribution.

(e) The exercise price payable for the Holdings Common Stock subject to each Assumed Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option.

(f) The change in control provisions of each applicable Option Agreement shall hereafter be applied solely on the basis of a change in control transaction applied to Holdings in lieu of A&B.

4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

IN WITNESS WHEREOF, Alexander & Baldwin Holdings, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the day and year first above written.

ALEXANDER & BALDWIN HOLDINGS, INC.

By:

Title: _____________________________________

ACKNOWLEDGMENT

The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Alexander & Baldwin, Inc. options hereby assumed by Alexander & Baldwin Holdings, Inc. shall be as set forth in the Option Agreement for that grant, the applicable Plan under which that option was granted and the foregoing Stock Option Assumption Agreement.

OPTIONEE

SCHEDULE A

LIST OF OUTSTANDING OPTIONS